Exhibit 10.1

FOURTH AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT

This FOURTH AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of September 10, 2019, is entered into by and among the following parties:

(i)         SPRING FUNDING, LLC, as seller (the “Seller”);

(ii)       CENTRIC BRANDS INC. (f/k/a DIFFERENTIAL BRANDS GROUP INC.), as initial Servicer (the “Servicer” and the “Performance Guarantor”);  and

(iii)      PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrative agent, as a purchaser and as structuring agent.

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Purchase Agreement described below.

BACKGROUND

A.        The parties hereto have entered into that certain Receivables Purchase Agreement, dated as of October 29, 2018 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”).

B.         Concurrently herewith, parties hereto are entering into that certain Third Amended and Restated Fee Letter (the “A&R Fee Letter”).

C.         The parties hereto desire to amend the Receivables Purchase Agreement as set forth herein.

AMENDMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.   Amendments to the Receivables Purchase Agreement.  The Receivables Purchase Agreement is hereby amended as shown on the marked pages set forth on Exhibit A hereto.

2.   Representations and Warranties of the Seller and Servicer.  The Seller and Servicer each hereby represent and warrant to each of the parties hereto as of the date hereof as follows:

(a)        Representations and Warranties.  The representations and warranties made by it in the Receivables Purchase Agreement and each of the other Transaction Documents to which it is a party are true and correct as of the date hereof.

(b)        Enforceability.  The execution and delivery by it of this Amendment, and the performance of its obligations under this Amendment, the Receivables Purchase Agreement (as amended hereby) and the other Transaction Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary action on its part, and this Amendment, the Receivables Purchase Agreement (as amended hereby) and the other Transaction Documents to which it is a party are (assuming due authorization and execution by the other parties thereto) its valid and legally binding obligations, enforceable in accordance with its terms, except (x) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time in effect relating to creditors’ rights, and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)        No Event of Termination.  No Event of Termination and Unmatured Event of Termination has occurred and is continuing, or would occur as a result of this Amendment or the transactions contemplated hereby.

3.   Entire Agreement.  Except as otherwise amended hereby, all of the other terms and provisions of the Receivables Purchase Agreement are and shall remain in full force and effect and the Receivables Purchase Agreement, as amended and supplemented by this Amendment, is hereby ratified and confirmed by the parties hereto. After this Amendment becomes effective, all references in the Receivables Purchase Agreement (or in any other Transaction Document) to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Purchase Agreement shall be deemed to be references to the Receivables Purchase Agreement as amended by this Amendment. This Amendment contains the entire understanding of the parties with respect to the provisions of the Receivables Purchase Agreement amended and supplemented hereby and may not be modified except in writing signed by all parties. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Purchase Agreement other than as set forth herein.

4.   Severability.  Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.   Effectiveness.  This Amendment shall become effective as of the date hereof upon the Administrative Agent’s receipt of:

(a)        counterparts to this Amendment executed by each of the parties hereto; and

(b)        counterparts to the A&R Fee Letter executed by each of the parties thereto and confirmation that all fees owing under the A&R Fee Letter have been paid in accordance with its terms.

6.   Governing Law.

(a)        THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

(b)        EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  NOTHING IN THIS SECTION 6 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN SUCH COURT.  THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

7.   Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Purchase Agreement or any provision hereof or thereof.

8.   Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.  Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

9.   Reaffirmation of Performance Guaranty.  After giving effect to this Amendment and each of the transactions contemplated hereby, all of the provisions of the Performance Guaranty shall remain in full force and effect and the Performance Guarantor hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

10. Daily Reports. The Administrative Agent has requested that the Seller and Servicer deliver a Daily Report for each Business Day from and after September 11, 2019 to the Subject Provisions End Date and the Seller and Servicer have agreed to deliver such Daily Reports.

 [Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

By: /s/ Anurup Pruthi Name: Anurup Pruthi Title: Chief Financial Officer
SPRING FUNDING, LLC, as the Seller By: /s/ Anurup Pruthi Name: Anurup Pruthi Title: Chief Financial Officer

CENTRIC BRANDS INC., as the Servicer and Performance Guarantor By: /s/ Anurup Pruthi Name: Anurup Pruthi Title: Chief Financial Officer

Fourth Amendment to Receivables Purchase Agreement
(Centric)

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent By: /s/ Michael Brown Name: Michael Brown Title: Managing Director
PNC BANK, NATIONAL ASSOCIATION, as a Purchaser By: /s/ Michael Brown Name: Michael Brown Title: Managing Director

Fourth Amendment to Receivables Purchase Agreement
(Centric)

EXHIBIT A

(Attached)

Fourth Amendment to Receivables Purchase Agreement
(Centric)

Exhibit A to ~~Third~~Fourth Amendment, dated as of September 10, 2019

RECEIVABLES PURCHASE AGREEMENT

Dated as of October 29, 2018 by and among

SPRING FUNDING, LLC,

as Seller,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Purchasers,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

CENTRIC BRANDS INC.,

as initial Servicer, and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

(b) the ability of the Seller, the Servicer, the Performance Guarantor or any Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c) the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectibility of any material portion of the Pool Receivables;

(d) the status, perfection, enforceability or priority of the Administrative Agent’s ownership or security interest in the Support Assets; or

(e) the rights and remedies of any Purchaser Party under the Transaction Documents or associated with its respective interest in the Support Assets.

“Mid-Month Settlement Date” means the Business Day following the date on which an Interim Report shows that the then U.S. Dollar Equivalent of the Outstanding Balance of all Pool Receivables has declined by $25,000,000 or more from that reported for the previous Settlement Date.

“Minimum Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Minimum Funding Threshold” means, on any day, an amount equal to the lesser of (a) the product of (i) 75.00% times (ii) the aggregate Commitment of all Purchasers at such time and

(b) the Capital Coverage Amount at such time; provided, that the Seller may no more than one time per calendar year, reduce the percentage set forth in clause (a)(i) above to a lower percentage for a period of up to thirty consecutive calendar days, so long as both (x) the Seller has delivered no less than fifteen days’ prior written request therefore to the Administrative Agent and each Purchaser and (y) the Administrative Agent and each Purchaser have provided written consent thereto (such consent to be provided or withheld in the sole discretion of such Person); provided, however, that if the Administrative Agent or any Purchaser fails to so notify the Seller, the Administrative Agent or such Purchaser, as the case may be, shall be deemed to have declined such request; provided,  further that at all times the Aggregate Capital shall exceed the aggregate Outstanding Balance of all Pool Quebec Receivables.

“Monthly Settlement Date” means the twenty-~~fifth~~eighth (~~25~~28th) day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Centric Party or any of their respective ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Seller’s Net Worth” means, at any time of determination, an amount equal to (i) the

U.S. Dollar Equivalent of the Outstanding Balance of all Pool Receivables at such time, plus (ii) the U.S. Dollar Equivalent of the amount on deposit in the Cash Collateral Account, minus (iii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance owing under all Intercompany Loan Agreements at such time, plus (E) the aggregate accrued and unpaid interest on all Intercompany Loans at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time.

“Servicer” has the meaning set forth in the preamble to this Agreement. “Servicer Indemnified Amounts” has the meaning set forth in Section 12.02(a). “Servicer Indemnified Party” has the meaning set forth in Section 12.02(a). “Servicing Fee” means the fee referred to in Section 8.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 8.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Yield or Fees, (i) prior to the Termination Date and so long as no Event of Termination has occurred and is continuing, the Monthly Settlement Date or any Mid-Month Settlement Date and

(ii) on and after the Termination Date or if an Event of Termination has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Purchasers) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Purchasers) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Short-Pay Receivable” means any Receivable with respect to which the related Obligor has made a payment on such Receivable in an amount less than the Outstanding Balance thereof immediately prior to giving effect to such payment.

“Sold Assets” has the meaning set forth in Section 2.01(b).

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Special Concentration Limit” has the meaning set forth in the definition of Concentration Percentage.

“Special Obligor” has the meaning set forth in the definition of Concentration Percentage.

“Spot Rate” means, on any day, (i) for the purpose of exchanging Dollars to Alternative Currency or Alternative Currency to Dollars in connection with applying funds to pay amounts owing hereunder or under the Transaction Documents in accordance with this Agreement, the actual rate used by the Administrative Agent’s principal foreign exchange trading office for the purchase by the Administrative Agent of the applicable currency with the other currency through its principal foreign exchange trading office, and (ii) for the purpose of making any calculation hereunder that does not require the actual exchange of Dollars for Alternative Currency or Alternative Currency for Dollars to make a payment of amounts owing hereunder or under the Transaction Documents or, (a) with respect to the determination of the U.S. Dollar Equivalent of any amount denominated in Alternative Currency, the exchange rate at which such Alternative Currency may be exchanged into Dollars as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for such Alternative Currency and (b) with respect to the determination of the Alternative Currency equivalent of any amount denominated in Dollars, the exchange rate at which Dollars may be exchanged into Alternative Currency as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for Dollars. In the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent and is reasonably satisfactory to the Servicer, or, in the absence of such an agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m. New York City time, on such date for the purchase of Dollars with the applicable Alternative Currency for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Stress Factor” means 2.25.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Subject Provisions End Date” means the earlier to occur  of (a) March 1,  2020 and (b) the  date on which PNC’s Commitment with respect to each Period does not exceed $400,000,000.

“Sub-Servicer” has the meaning set forth in Section 8.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Managers or other managers of applicable time period (which shall not be less than thirty (30) days) whether or not such Purchaser agrees, in its sole discretion, to make such proposed increase to such Purchaser’s Commitment or otherwise agrees to any lesser increase in its Commitment. Any Purchaser not responding within such time period shall be deemed to have declined to consent to an increase in such Purchaser’s Commitment. In the event that one or more Purchasers fails to consent to all or any portion of any such request for an increase in its Commitment, the Administrative Agent may request that any unaccepted portion of the requested increases in Commitments be allocated to one or more willing Purchaser. Any such Purchaser may agree, in its sole discretion, to such increase in its Commitment. If the Commitment of any Purchaser is  increased  in  accordance with this Section 2.07, the Administrative Agent, the Purchaser, the Seller and the Servicer shall determine the effective date with respect to such increase and shall enter into such documents as agreed to by such parties to document such increase and, if applicable, rebalance Capital among the Purchasers such that after giving effect thereto, the aggregate outstanding Capital of the Purchasers is distributed ratably in accordance with their respective Commitments.

Notwithstanding the foregoing, the parties hereto each acknowledge and agree that no increase may be made to the Facility Limit pursuant to this Section 2.07 or otherwise prior to the Subject Provisions End Date.

ARTICLE III

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 3.01. Settlement Procedures.

(a)	The Servicer shall set aside and hold in trust for the benefit of the Secured

Parties (or, if so requested by the Administrative Agent, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Seller or received in any Lock-Box or Collection Account or in any HSBC Exception Account; provided,  however, that so long as each of the conditions precedent set forth in Section 5.03 are satisfied on such date, the Servicer may release to the Seller from such Collections the amount (if any) necessary to pay (i) the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the applicable Purchase and Sale Agreement or (ii) amounts owing by the Seller to any Originator under any Intercompany Loan Agreement (each such release, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts pursuant to Section 8.03, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i) first, to the Servicer for the payment of the accrued Servicing Feespayable for the immediately preceding Yield Period (plus, if applicable, the amount of Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Servicer);

(ii) second, to the Administrative Agent for distribution to each Purchaser (ratably, based on the amount then due and owing each Purchaser and any

(a) The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators. The Servicer shall set aside, for the accounts of each Purchaser, the amount of Collections to which each such Purchaser is entitled in accordance with Article III hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the Due Date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Termination has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Purchaser), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Termination has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b) The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout date, the Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 8.03.  Collection Account Arrangements.  Prior to the Closing Date, the Seller shall have entered into Account Control Agreements with all of the Collection Account Banks and delivered executed counterparts of each to the Administrative Agent. On or following the Termination Date, or upon the occurrence and during the continuance of an Event of Termination, in either case, the Administrative Agent may (with the consent of the Majority Purchasers) and shall (upon the direction of the Majority Purchasers) at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (a) to have the exclusive dominion and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Account Control Agreement; provided, that at any time prior to the Subject Provisions End Date, the Administrative Agent (acting in its sole discretion) may exercise its rights under the Account Control Agreements described in clauses (a), (b) and (c) above at any time upon two weeks written notice to the Seller. The Seller hereby agrees that if  the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent. For the avoidance of doubt, if the Administrative Agent has obtained exclusive dominion and control of any Collection Account, then any Collections of Pool Receivables and other proceeds from liquidation of the Support Assets that are received by the Administrative Agent shall continue to be applied pursuant to, and in the order of priority set forth in, Section 3.01(a).

SECTION 8.04. Enforcement Rights.

(a) At any time following the occurrence and during the continuation of an

Event of Termination:

(i)	the Administrative Agent (at the Seller’s expense) may direct the

Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii)	the Administrative Agent may instruct the Seller or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii)	the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv) the Administrative Agent may notify the Receivables Financing Agent to take such actions as are contemplated or otherwise permitted by any Intercreditor Agreement;